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                                                                  EXHIBIT(d)(13)

                               SUBLEASE AGREEMENT

         This SUBLEASE AGREEMENT (this "Sublease Agreement") is made and entered into as of the 22nd day of September, 1998, by and between Forward Air Corporation , a Tennessee corporation ("Sublessor"), and Landair Transport, Inc., a Tennessee corporation ("Sublessee").

                                   WITNESSETH:

         WHEREAS, Sublessor is lessee from the Greeneville-Greene County Airport Authority ("Landlord") under a lease dated as of July 27, 1981, as amended August 29, 1983, by virtue of an Assignment, Assumption and Release Agreement between Landlord, General Aviation, Inc. and Sublessor dated May 10, 1988, a copy of which documents are attached hereto as Exhibit A (collectively, the "Main Lease"); and

         WHEREAS, the real property leased by the Main Lease to Sublessor is located at 430 Airport Road, Greeneville, Tennessee 37745, and is more specifically described in the Main Lease (the "Main Premises"); and

         WHEREAS, Sublessor is desirous of subleasing approximately 50% of office space in the main office building and 50% of the hanger space of the Main Premises (the "Premises") to Sublessee upon the terms and conditions contained herein.

         NOW, THEREFORE, in consideration of the premises, the covenants and conditions hereinafter contained, and other good and valuable consideration, it is mutually agreed by and between the parties hereto as follows:

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         1.       Sublessor hereby leases the Premises to Sublessee and
Sublessee leases the Premises from Sublessor. With respect to common areas used by Sublessor and Sublessee, each party (and their subsidiaries and affiliates) shall be entitled to continue to use such common areas on the same or substantially similar basis as such areas are presently utilized.

         2. The Term of this Sublease shall commence on September 23, 1998, and shall end on September 30, 2005; provided, however, Sublessee may cancel this Sublease Agreement upon 12 months written notice to Sublessor , and provided further, the Term of this Sublease shall not continue beyond July 26, 2006. In the event that Sublessor elects to terminate the Main Lease prior to its expiration or does not exercise its option(s) to renew as set forth in
Article I of the Main Lease, Sublessor agrees to assign its rights for the remainder of the original term and all renewals to Sublessee.

         3. Sublessee shall pay directly to Sublessor the monthly rent of $2,083.34 which shall be paid in advance and which shall be due on the first of each month as specified in the Main Lease. The monthly rent is subject to adjustment in accordance with the terms of the Main Lease. If the Term commences on any day other than the first or ends on any day other than the last day of a month, the rent shall be adjusted pro rata on a per diem basis. In addition to such monthly rental payment, the parties agree that the cost of taxes and assessments are included in rental, and the cost of maintenance fees and utilities shall be allocated on the same basis as the parties have allocated prior to the date

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hereof. Sublessee shall be responsible for the maintenance and repair of the
Premises occupied by Sublessee, and Sublessee and Sublessor agree to apportion the cost of repair to any areas of common occupancy.


         4. Sublessor hereby waives any requirement for a security deposit; provided, however, Sublessee shall remain liable for the prompt payment of amounts due in respect to all the agreements, terms, covenants and conditions set forth herein and such expenses or other costs or damages incurred by Sublessor which are the responsibility of Sublessee under this Sublease Agreement.

         5. Sublessee shall pay Sublessor interest on all overdue rent, all such interest to be calculated from the date upon which the amount is first due hereunder until actual payment thereof and at a rate being the lesser of five percent (5%) per annum in excess of the minimum lending rate charged to prime commercial borrowers by Sublessor's bank from time to time or the rate permitted by law. All rent payable by Sublessee to Sublessor shall be paid without deduction, set-off or abatement except as herein expressly provided.


         6. Sublessee shall use the Premises exclusively for the purposes allowed by the Main Lease, and shall conduct its business on the Premises in substantially the same manner as such operations have been conducted in the six months prior to the beginning of this Sublease Agreement.


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         7.       Sublease shall be allocated employee parking in the lots
adjacent to the Main Premises. Neither Sublessor nor Landlord shall be liable for any damage, injury or loss sustained by Sublessee, or any of its agents, servants and employees, as a consequence of leaving vehicles or equipment unattended in the parking lot adjacent to the Main Premises; provided, however, this express limitation on liability shall not affect any limitation set forth in the Main Lease.

         8. Sublessee hereby acknowledges that Sublessor is now leasing the Premises from Landlord under the Main Lease, and the parties hereto expressly agree that the Main Lease is incorporated herein by reference as fully as if its terms and provisions were herewith set forth in full. Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Main Lease. Except as modified herein, Sublessee agrees to assume and be bound by the Main Lease.

         9. If Sublessee shall default in the payment when due of the monthly rent, or in the payment of any other payment required under the Main Lease or hereunder, or shall default in the payment of any other obligations from Sublessee to Sublessor, Sublessor or other agents and employees of Sublessor may, without notice if said default is in the payment of rent or other monetary obligations, or, if said default is any nonmonetary default, upon five
(5) days written notice to Sublessee, during which five (5) days such default is not corrected, terminate this Sublease and/or immediately or at


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any time thereafter, reenter the Premises and remove all persons and all or any property therefrom.


         10. Sublessee shall name Sublessor and Landlord as additional insureds under all of Sublessee's insurance policies required to be obtained and maintained during the term of the Sublease.


         11. Sublessee understands and agrees that this is a lease of space only, and Sublessor assumes no liability for any of Sublessee's property, including without limitation, any destruction, damage or theft of the property while being stored in the leased space. Sublessee represents and warrants that it has adequate insurance to cover loss or destruction of its property.

         12. Sublessee shall indemnify and hold harmless Sublessor from and against any and all claims arising from Sublessee's use of the Premises, or from any activity, work or thing done, permitted or suffered by Sublessee in or about the Premises or elsewhere and shall further indemnify and hold harmless Sublessor from and against any and all claims arising from any breach or default in the performance of any obligation on Sublessee's part to be performed under the terms of this Sublease, or arising from any negligence of the Sublessee, or any of Sublessee's agents, contractors, or employees, and from and against all costs, attorney's fees, expenses and liabilities incurred in the defense

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of any such claim or any action or proceeding brought thereon; and in case any action or proceeding be brought against Sublessor by reason of any such claim, Sublessee upon notice from Sublessor shall defend the same at Sublessee's expense by counsel satisfactory to Sublessor. Sublessee, as a material part of the consideration to Sublessor, hereby assumes all risk of damage to property or injury to persons, in, upon or about the Premises arising from any cause and Sublessee hereby waives all claims in respect thereof against Sublessor.

         13. This Sublease Agreement shall be binding upon and shall inure to the benefit of the successors, assigns, executors and administrators of the parties hereto.


         14. Any and all notices, designations, consents, offers, acceptances or any other communication provided for herein shall be given in writing by registered or certified mail which shall be addressed to the parties as follows, or to such other address as may be designated by said parties:

                  If to Sublessor, to:      Forward Air Corporation
                                            P. O. Box 1058
                                            Greeneville, TN 37745
                                            Attn: Legal Department

                  If to Sublessee, to:      Landair Transport, Inc.
                                            P. O. Box 1058
                                            Greeneville, TN 37745
                                            Attn: Legal Department

         15. The invalidity or unenforceability of any particular provision of this Sublease Agreement shall not affect the other provisions hereof, and this Sublease

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Agreement shall be construed in all respects as if such invalid or unenforceable provisions are omitted.

         16. No change or modification of the Sublease Agreement shall be valid unless the same be in writing and signed by all of the parties hereto.

         17. This Sublease Agreement shall be interpreted under the laws of the State of Tennessee.


         IN WITNESS WHEREOF, the parties hereto have executed this Sublease Agreement as of the day, month and year first written above.

                                    FORWARD AIR CORPORATION


                                    By:    /s/ Bruce A. Campbell

                                    Title:  President



                                    LANDAIR TRANSPORT, INC.


                                    By:   /s/ E.R. Brown

                                    Title:  President


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                                     CONSENT

           The undersigned, Greeneville-Greene County Airport Authority, as Landlord under that certain Lease Agreement made between July 27, 1981, as amended August 29, 1983, and assigned to Sublessor by virtue of an Assignment, Assumption and Release Agreement between Landlord, General Aviation, Inc. and Sublessor dated May 10, 1988 (the "Main Lease"), does hereby consent to the subletting of the portion of the Premises described in the Main Lease pursuant to the foregoing Sublease Agreement upon the terms and conditions therein contained, and further agrees that any notification of default under the Main Lease shall be mailed to both Sublessor and Sublessee under said Sublease Agreement.

                                           GREENEVILLE-GREENE COUNTY
                                           AIRPORT AUTHORITY



                                           By:
                                              -------------------------------
                                           Title:
                                                 ----------------------------


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